OFFICE/WAREHOUSE LEASE AGREEMENT

   THIS LEASE, made this 2nd day of June, 1989, by and between the Owner of the leased premises through its Agent, Nooney Management Company, a Missouri corporation, (hereinafter referred to as "Landlord"), and Household Finance Corporation III, a Delaware corporation (hereinafter referred to as "Tenant");

   WITNESSETH:

   1. LEASED PREMISES. Landlord hereby demises and leases to Tenant that certain space known and numbered as 3465 North Powell Avenue, Franklin Park, Cook County, Illinois, more fully described on Exhibit "A", attached hereto and made a part hereof, containing approximately 91,855 square feet of space, (hereinafter referred to as the "Premises"), plus the use of all common areas in and around Landlord's building (which building, common areas and the real estate thereunder, is more fully described on Exhibit "B", attached hereto and made a part hereof, and is hereinafter referred to as the "Property"). Tenant acknowledges that it has inspected the Premises and the common areas of the Property, and accepts same in their present "AS IS" condition excluding latent defects, and as suitable for the purposes for which they are leased. However, Landlord warrants that all mechanical, electrial [sp] and plumbing system shall be in good working condition on the commencement date of this Lease. Tenant further acknowledges that Landlord has made no representations with respect to any alterations, repairs or improvements to be constructed within the Premises, unless otherwise set forth in this Lease.

   2. USE. The Premises shall be used only for the purpose of general office and/or receiving, warehousing and shipping products distributed by Tenant. Tenant shall obtain, at Tenant's sole cost and expense, any and all licenses and permits necessary for Tenant's contemplated use of the Premises. Tenant shall comply with all existing and future governmental laws, ordinances and regulations applicable to the use of the Premises, as well as all requirements of Landlord's insurance carrier, excluding the making of structural changes. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or which would disturb or endanger any third-party tenants of the Property, or unreasonably interfere with such third-party tenant's use of their respective space. Tenant shall not receive, store or otherwise handle any product, material or merchandise which is explosive or highly inflammable. Tenant shall comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State or municipal governments for any activities involving, directly or indirectly, the use, generation, treatment, storage, or disposal of any hazardous or toxic chemicals, materials, substances or wastes used within the Premises. At Landlord's request, Tenant shall furnish evidence, reasonably satisfactory to Landlord, that Tenant is in compliance with such environmental requirements. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all liabilities or claims by reason of any injury to persons or damage to property arising out of the discharge, disbursement, release, or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, hazardous wastes, liquid or gasses, waste materials, or other irritants, contaminants or pollutants into or about the Premises or Property, which originate from any products stored, produced, manufactured, treated, or disposed of by Tenant within the Premises. The aforesaid indemnification and defenses shall survive the term of this Lease.

   Tenant shall not permit the Premises to be used for any purpose or in any manner (including, without limitation, any method of storage) which would render Landlord's insurance thereon void, or the insurance risk more hazardous, or cause the State Board of Insurance or other insurance authority to disallow any sprinkler credits.

   3. TERM. The term of this Lease shall commence on the 1st day of July, 1989, and shall expire on the 31st day of December, 1994, both inclusive. Tenant's responsibilities and liabilities apply from the date of Tenant's possession if sooner than July 1, 1989, except for payment of rent. See Additional Provisions, Paragraph 30.
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   4. BASE RENT. Tenant shall pay to Landlord as Base Rent for said Premises the sum of Two Hundred Fifty-two Thousand, Six Hundred and 00/100 ($252,600.00) Dollars, per year, payable in equal monthly installments of Twenty-one Thousand, Fifty and 00/100 ($21,050.00) Dollars each, on the first day of each calendar month, in advance, without setoff or deduction, at the office of Landlord. See Additional Provisions, Paragraph 31.

   5. ADDITIONAL RENT.

   (a) Taxes. Landlord shall be initially responsible for the payment of all general and special taxes, including any assessments for local improvements and any other governmental charges ("Tax"), which may lawfully be charged, assessed, or imposed upon the Property, or any part thereof. Tenant shall pay to Landlord, as Additional Rent, Tenant's proportionate share of such Taxes paid by Landlord in each calendar year during the term of this Lease. The parties acknowledge that certain real estate Taxes payable in Illinois are paid one (1) year in arrears; notwithstanding such fact, Tenant shall pay to Landlord Tenant's proportionate share of such Taxes paid by Landlord in the calendar year when such Taxes were actually paid. In addition thereto, Tenant shall pay all taxes which may lawfully be charged, assessed or imposed upon Tenant's fixtures, equipment and inventory of every type, and also upon all of Tenant's personal property within the Premises.

   In the event Landlord is assessed with a Tax which Landlord or Tenant deems excessive, Landlord or Tenant may challenge such Tax to the extent legally permitted, so long as the validity or amount thereof is contested by Landlord or Tenant in good faith, and so long as Tenant's occupancy of the Premises is not disturbed. Prior to Landlord or Tenant challenging such tax, Landlord or Tenant shall provide the other party written notice of its intention to do so. In the event Landlord or Tenant is successful in its challenge, resulting in an abatement and/or refund, Tenant's proportionate share of such Taxes shall be adjusted to reflect such abatement and/or refund, less Landlord's reasonable costs in securing same. In the event Landlord or Tenant is unsuccessful in its challenge, Tenant shall pay its proportionate share of Landlord's costs to reduce or abate the contested Tax. Landlord shall provide Tenant written notice setting forth the amount due. Landlord's costs shall include, but shall not be limited to, reasonable fees of counsel and experts reasonably incurred by Landlord in connection with any such challenge, or any judicial review thereof.

   In the event Landlord is assessed with a Tax which Landlord has the option to pay in installments over a period of time, and Landlord solely elects to pay such Tax in installments, the Taxes allocable to Tenant shall only include the then current installment and any applicable interest due thereon; and should Landlord elect not to pay such Tax in installments, the Taxes allocable to Tenant shall only include an amount equal to the installment that would have come due had Landlord elected the installment method of payment.

   The foregoing provisions are predicated on the present system of taxation in the state where the Property is located. However, if due to a future change in the method of taxation any franchise, income, profit or other tax shall be levied against the Landlord in substitution, whole or in part, for or in lieu of any tax which would otherwise constitute a "real estate tax", such franchise, income, profit or other tax shall be deemed to be a Tax for the purposes hereof.

   (b) Insurance. Landlord shall be initially responsible for the payment of all premiums for liability, property damage, fire, worker's compensation, rent and any other insurance ("Insurance") which Landlord deems necessary to carry on or for the protection of the Property. Tenant shall pay to Landlord, as Additional Rent, Tenant's proportionate share of such Insurance paid by Landlord in each calendar year during the term of this Lease. In addition thereto, in the event Tenant's use of the Premises shall result in an increase of any of Landlord's insurance premiums, Tenant shall pay to Landlord, upon written notice, and, and as Additional Rent, an amount equal to such increase in insurance. Such payments of insurance shall be in addition to all premiums of insurance which Tenant is required to carry pursuant to Paragraph 19 of this Lease.

  (c) Common Area Maintenance. Tenant shall be responsible for the operation and maintenance of the following: the maintenance, and repair within Exhibit A of the paving of all parking facilities, access roads, driveways, sidewalks and passageways, trunk-line plumbing (as opposed to branch-line plumbing), landscaping, snow removal,

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interior  and  exterior  painting,  and rail  spur  maintenance,  if applicable.
Notwithstanding the aforesaid, Tenant shall not be responsible for the payment of any expense chargeable to a capital account or capital improvement under generally accepted accounting principles; nor shall Tenant be responsible for the payment of any expense for which Landlord is otherwise reimbursed.

   (d) Payment of Additional Rent. Landlord shall have the right to bill Tenant monthly for all Taxes, Insurance, and Common Area Maintenance expenses which Tenant is obligated to pay Landlord under this Lease; and, in the event Landlord so elects, Tenant shall pay to Landlord, in addition to payments of Base Rent, an amount equal to one-twelfth (1/12) of Tenant's total proportionate share of such Taxes, Insurance and/or Common Area Maintenance expense. All monies paid in advance to Landlord by Tenant shall not accrue interest thereon. Such amounts for the first year of the lease term shall be reasonably estimated by Landlord; thereafter, such amounts shall be estimated upon the basis of the preceding year. At the end of each calendar year, Landlord shall deliver a statement to Tenant setting forth Tenant's actual proportionate share of Taxes, Insurance and/or Common Area Maintenance expenses along with a copy of the tax bill and the total amount of monthly payments, if any, paid by Tenant to Landlord. Tenant shall thereafter pay to Landlord the full amount of any difference between Tenant's proportionate share and Tenant's estimated payments within thirty (30) days after receipt of Landlord's statement. Conversely, in the event Tenant's estimated payments exceed the actual amount of Tenant's proportionate share, Landlord shall refund the overpayment to Tenant. In the event any bills or computations are not available prior to the end of the lease term, Tenant shall pay an amount reasonably estimated by Landlord, which amount shall be equitably adjusted for any partial month or year of the term of this Lease. For purposes of this Lease, Tenant's proportionate share shall be defined as a fraction, the numerator of which shall be the square footage of the Premises, and the denominator of which shall be the square footage of the rentable area of the Property, which proportionate share is hereby agreed to be equal to 56.55% at the time the lease was executed.

   Within ninety (90) days after receipt of each year-end statement, Tenant or its authorized agent shall have the right, at Tenant's sole cost and expense, to inspect and audit Landlord's records with respect to Tenant's proportionate share of expenses, which audit shall be at Landlord's office during Landlord's normal business hours, and upon five (5) days prior written notice. Except as aforesaid, Landlord shall not be obligated to provide Tenant with detailed summaries and receipts for all expenses incurred by the Property; but Landlord shall provide Tenant with a statement setting forth such, expenses, categorized by class and amount. Unless Tenant asserts specific errors within said ninety
(90) days, said year-end statement shall be deemed to be correct.

   6. LATE CHARGE. In the event Tenant is late by more than ten (10) days in the payment of any Base Rent or Additional Rent, Tenant shall be assessed a late charge for Landlord's increased administrative expenses, which late charge shall be equal to five (5%) percent, per month, of all outstanding rent owed Landlord. Landlord, shall provide Tenant written notice setting forth the amount due.

   7. UTILITIES. Landlord agrees to supply water, gas, electricity, sewer and telephone connections to the Premises; but Tenant shall pay for the use of all such water, gas, electricity, sewer, and telephone services, and any other utilities and/or services used by Tenant within the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto. Tenant shall be liable for all maintenance and equipment with respect to the continued operation of such utilities which are located within the Premises including, without limitation, all electric light bulbs, tubes and starters. In the event any such utilities are not separately metered, Tenant shall pay to Landlord a portion of the cost of such utilities determined by Landlord's independent engineer. Landlord shall not be liable for any interruption or failure of any utility servicing the Property, unless such interruption or failure is directly due to Landlord's negligence.

   8. LANDLORD'S REPAIRS AND MAINTENANCE. Landlord shall, at Landlord's sole cost and expense, maintain, repair and replace, if necessary, the structural

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portions of the roof,  the  foundation  and the exterior  walls,  as well as the maintenance and repair of all subfloors (but not floor coverings) and the utility supply lines leading to the outside of the demising walls of the Premises. Notwithstanding the aforesaid, in the event any such maintenance or repairs are caused by the negligence of Tenant or Tenant's employees, agents or invitees, Tenant shall reimburse to Landlord, as Additional Rent, the reasonable cost of all such maintenance and repairs within thirty (30) days after receipt of Landlord's invoice for same. For purposes of this Paragraph, the term "exterior walls" shall not include windows, plate glass, doors, office entries, dock doors, or any exterior improvement made by Tenant. Landlord reserves the right to designate all sources of services in connection with Landlord's obligations under this Lease. Tenant hereby grants to Landlord the right to enter upon the Premises, at reasonable times, and upon reasonable notice, except in emergencies reasonably determined by Landlord, for the purpose of making inspections and/or repairs. Tenant shall have the duty to periodically inspect the Premises and notify Landlord should Tenant observe a need for repairs or maintenance of any obligation of Landlord under this Lease. Upon receipt of Tenant's notice, Landlord shall have a reasonable period of time to make such repairs or maintenance; however, it is expressly understood that Landlord's liability with respect to such maintenance and repair shall be limited to the cost of such repairs or maintenance. If Landlord enters in an emergency and no employee of Tenant is available, Landlord prior to leaving the Premises shall secure same free from entry by others. Landlord shall notify Tenant as soon as possible in each such emergency situation.

   9. TENANT'S REPAIRS AND MAINTENANCE. Tenant, at Tenant's sole cost and expense, shall have the affirmative duty to periodically inspect, maintain, service, repair and replace, if necessary, all non-structural portions of the Premises which are not expressly the responsibility of Landlord including, but not limited to, any windows, plate glass, doors, office entries, interior walls and finish work, floor coverings, heating and air conditioning systems, hot water heaters, dock bumpers, truck doors, branch plumbing, all of which are located within and exclusively serve the Premises per Exhibit A and termite and pest extermination. In the event the Property has available to its rail spur access, Tenant agrees to sign a Joint Maintenance Agreement with the railroad company servicing the Property for the use of all tenants within the Property. Notwithstanding the aforesaid, Tenant shall not be liable for any repairs or maintenance which are directly caused by the negligence of Landlord or Landlord's employees, agents or invitees. Upon the expiration or earlier termination of this Lease, Tenant shall return the Premises to Landlord in substantially the same condition as when received, reasonable wear and tear excepted. Tenant shall perform all repairs and maintenance in a good and workmanlike manner, and in compliance with all governmental and quasi-governmental laws, ordinances and regulations, as well as all requirements of Landlord's insurance carrier. In the event such repair or maintenance is not of the type which Landlord has elected to perform pursuant to Paragraph 5(c) of this Lease, and in the event Tenant fails to properly perform such repairs or maintenance within a reasonable period of time but not less than 15 days after Landlord's written notice, Landlord shall have the option to perform such repairs on behalf of Tenant, in which event Tenant shall reimburse to Landlord, as Additional Rent, the reasonable costs thereof within thirty (30) days after receipt of Landlord's invoice for same.

   10. ALTERATIONS. Tenant shall not make any structural alterations, additions or improvements to the Premises or Property without the prior written consent of Landlord. Notwithstanding the aforesaid, Tenant, at Tenant's sole cost and expense, may construct interior non-structural alterations, additions or improvements to the Premises, or install such trade fixtures as Tenant may deem necessary, so long as such improvements and trade fixtures do not penetrate or disturb the structural integrity and support provided by the roof, exterior walls or subfloors. All such improvements and trade fixtures shall be constructed and/or installed in a good and workmanlike manner, and in compliance with all applicable governmental and quasi-governmental laws, ordinances and regulations, as well as all requirements of Landlord's insurance carrier.

   Tenant may remove all alterations, additions, improvements and trade fixtures installed by Tenant from the Premises upon the expiration or earlier termination of this Lease; and, upon such removal, Tenant shall repair the Premises to a condition substantially similar to that condition when received by Tenant, except for normal wear and tear and damage due to casualty. Notwithstanding the aforesaid, all such alterations, additions, or improvements left by Tenant after lease termination shall remain within the Premises upon the termination of this Lease, and shall be delivered up to Landlord along with the Premises. Landlord shall have no right to any of Tenant's trade fixtures; and, except as otherwise set forth in this Lease, Tenant may remove such trade fixtures upon the termination of this Lease, provided Tenant repairs any damage caused by such removal.

   Upon termination of this lease, Tenant shall restore the premises to its prior condition for any alterations, additions or improvements made without Landlord's approval.

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   11.  DESTRUCTION.  If the Premises or the Property are damaged in whole or in part by casualty so as to render the Premises untenantable, and if the damages cannot be repaired within 180 days from the date of said casualty, this Lease shall terminate as of the date of such casualty. If the damages can be repaired within said 180 days, and Landlord does not elect within sixty (60) days after the date of such casualty to repair same, then either party may terminate this Lease by written notice served upon the other. In the event of any such termination, the parties shall have any no further obligations to the other, except for those obligations accrued through the effective date of such termination; and upon such termination, Tenant shall immediately surrender possession of the Premises to Landlord. Should Landlord elect to make such repairs, this Lease shall remain in full force and effect, and Landlord shall proceed with all due diligence to repair and restore the Premises to a condition substantially similar to that condition which existed prior to such casualty. In the event the repair and restoration of the Premises extends beyond one hundred eighty (180) days after the date of such casualty due to causes beyond the control of Landlord, this Lease shall remain in full force and effect, and Landlord shall not be liable therefor; but Landlord shall continue to complete such repairs and restoration with all due diligence. Tenant shall not be required to pay any rent for any period in which the Premises are untenantable. In the event only a portion of the Premises are untenantable, Tenant's rent shall be equitably abated in proportion to that portion of the Premises which are so unfit, and not used by Tenant as a result thereof. However, there shall be no rent abatement if said casualty is due to the fault or negligence of Tenant or Tenant's agents, employees or invitees.

     12. INSPECTION. Landlord shall have the right to enter and inspect the Premises at any reasonable time, and upon reasonable notice, for the purpose of ascertaining the condition of the Premises, or in order to make such repairs as may be required or permitted to be made by Landlord under the terms of this Lease. In addition thereto, during the last nine (9) months of the lease term, Landlord shall have the right to enter the Premises at any reasonable time, and upon reasonable notice, for the purpose of showing the Premises to prospective third-party tenants; unless Tenant has exercised its option to renew and, during said nine (9) months, Tenant shall have the right to erect on the Property and/or Premises a suitable sign indicating that the Premises are available for lease unless Tenant has exercised its option to renew.

   Tenant shall give Landlord thirty (30) days written notice prior to vacating the Premises, for the purpose of arranging a joint inspection of the Premises with respect to any obligation to be performed by Tenant pursuant to this Lease including, without limitation, the repair of the Premises. In the event Tenant fails to notify Landlord of such inspection, Landlord's inspection after Tenant vacates shall be deemed correct for purposes of reasonably determining Tenant's responsibility for repairs.

   13. SIGNS. Tenant shall not install any signs upon the Premises or Property without Landlord's prior written consent. Any such approval by Landlord for any signs shall be subject to any applicable governmental or quasi-governmental laws, ordinances, regulations and other requirements. Upon the expiration or earlier termination of this Lease, Tenant shall remove all such signs and repair the Premises and/or Property to the condition which existed prior to the installation of such signs including, without limitation, any discoloration caused by such installation and/or removal. Landlord hereby approves Tenant's signs at entrance doors identifying the Tenant. Said signs shall be tasteful.

   14. SUBLETTING AND ASSIGNING. Tenant shall not assign or sublet the Premises, nor allow the same to be used or occupied by any other person or for any other use than herein specified, without the prior written consent of Landlord. In the event Landlord grants its consent to any sublease or assignment, same shall not constitute a release of Tenant from the full performance of Tenant's obligations under this Lease. Further, in the event of any such sublease or assignment, Tenant shall reimburse Landlord for all reasonable attorneys' fees in connection with reviewing and/or drafting any appropriate documents to effect such transfer of Tenant's interests. See Rider 2.

   15. DEFAULT AND HOLDING OVER. If Tenant shall default in the payment of any rent, breach any covenant or agreement of this Lease, (hereinafter singularly or collectively referred to as "Default"), and if such Default shall continue for fifteen (15) days after notice thereof from Landlord, or if Tenant makes an assignment for the benefit of creditors, files or has filed against it a petition in bankruptcy, or is adjudicated insolvent, Landlord may terminate this Lease, with or without

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process of law, and expel and remove  Tenant,  or any other person in occupancy, together with their property, using such force as may be necessary in the judgment of Landlord, and repossess the Premises; and thereupon all rent up through the expiration date of this Lease shall become payable when due. Landlord may relet the Premises after taking possession thereof upon terms reasonably satisfactory to Landlord. However, in the event the rent payable under any reletting is less than the rent payable under this Lease, Tenant shall be liable for the difference thereof.

   If this Lease is terminated, Tenant shall, without demand therefor, immediately surrender the Premises peaceably to Landlord in as good condition as when delivered to Tenant, reasonable wear and tear excepted. If Tenant shall remain in possession of the Premises after the termination of this Lease, and hold over for any reason, Tenant shall be a Tenant from month to month (either party may cancel on thirty (30) days written notice); and Tenant shall pay to Landlord monthly rent per Illinois statute of the Base Rent which was payable hereunder during the last month prior to Default. Should any of Tenant's property remain within the Premises after the termination of this Lease, it shall be deemed abandoned; and Landlord shall have the right to store or dispose of same. All of the aforesaid rights of Landlord shall be in addition to any remedies which Landlord may have at law or in equity.

   No payment of money by Tenant after the termination of this Lease, after service of any notice, after commencement of any suit, or after final judgment for possession of the Premises, shall reinstate this Lease or affect any such notice, demand or suit, or imply consent for any action for which Landlord's consent is required. Tenant shall pay all reasonable costs and attorney's fees incurred by Landlord from enforcing the covenants of this Lease. Forbearance by Landlord of Landlord's remedies under this Lease, or at law, shall not be deemed to be a waiver of Landlord's right to enforce any such remedies with respect to that same Default or any subsequent Default.

   17. HOLD HARMLESS. Neither Landlord nor Tenant shall not be liable to the other party for any damages to the Premises or Property, nor for any damages to the other party on or about the Property, nor for any other damages arising from the action or negligence of the other party, third-party tenants or other occupants of the Property; and Tenant or Landlord hereby releases, discharges and shall indemnify, hold harmless and defend the other party, at Tenant's or Landlord's sole cost and expense, from all losses, claims, liability, damages, and expenses (including attorney's fees) and for any damage or injury to person or

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property of the parties  hereto or of third  persons,  caused by Tenant's use or occupancy of the Premises, the other party's breach of any covenant under this Lease, or use of any equipment, facilities or property in, on, or adjacent to the Property.

   In the event any suit shall be instituted against Landlord by any third person for which Tenant is hereby indemnifying and holding Landlord harmless, Tenant shall defend such suit at Tenant's sole cost and expense with counsel reasonably satisfactory to Landlord or, in Landlord's discretion, Landlord may elect to defend such suit, in which event Tenant shall pay Landlord, as Additional Rent, Landlord's cost of such defense.

   18. CONDEMNATION. If the whole or any part of the Property or the Premises shall be taken in condemnation, either Landlord or Tenant may elect to terminate this Lease by giving written notice of same to the other party, effective as of the taking date. However, Tenant may only elect to terminate this Lease if the remaining portion of the Premises and/or Property may no longer be adequately used for the purpose set forth in Paragraph 2 of this Lease. In the event only a portion of the Premises and/or Property is taken in condemnation, and Tenant elects to terminate this Lease, such taking shall be deemed a "casualty" pursuant to Paragraph 11 of this Lease; and Landlord shall be afforded all of the rights set forth in said Paragraph 11 to restore the Premises. If neither Landlord nor Tenant makes such election, then this Lease shall terminate on the taking date only as to that portion of the Premises and/or Property so taken;
and the rent and other charges payable by Tenant shall be reduced proportionally. Landlord shall be entitled to the entire condemnation award for all realty and improvements. Tenant shall have the right to file for a separate award, but shall have no claim to any portion of Landlord's award.
Notwithstanding the aforesaid, if any condemnation takes a portion of the parking area and same does not result in a reduction of the minimum required parking ratio below that established by local Code or Ordinance, this Lease shall continue in full force and effect without modification.

   19. INSURANCE. Landlord shall maintain in full force and effect policies of insurance covering the Property in an amount not less than eighty (80%) percent of the "replacement cost" thereof as such term is defined in the Replacement Cost Endorsement attached to such policy, insuring against physical loss or damage generally included in the classification of "all risk" coverage. Except as set forth below, such insurance shall be for the sole benefit of Landlord, and under Landlord's sole control. Landlord's general liability policy shall name Tenant as an additional insured though Landlord's insurer shall not insure Tenant beyond the limit of liability Landlord requires of Tenant. Tenant shall be provided a certificate evidencing said additional insured status.

   Tenant, at Tenant's sole cost and expense, shall maintain in full force and effect policies providing "all risk" insurance coverage protecting against physical damage (including, but not limited to, fire, lightning, extended coverage perils, vandalism, sprinkler leakage, water damage, collapse, and other special extended perils) to the extent of 100% of the replacement cost of Tenant's property and improvements during the term of this Lease, as well as broad form comprehensive general liability insurance insuring Tenant against any liability (including bodily injury, property damage and contractural [sp] liability) arising out of Tenant's use or occupancy of the Premises, with a combined single limit of not less than $1,000,000, or for a greater amount as may be reasonably required from time to time, and in policy form and content satisfactory to Landlord. Landlord shall be named as an additional insured, and all such policies shall be primary and non-contributing with or in excess of any insurance carried by Landlord. All policies shall be with companies licensed to do business in the state where the Property is located, and rated B+:X in the most current issue of Best's Key Rating Guide (1986 guidelines). Tenant shall furnish Landlord with certificates of all such policies at least thirty (30) days prior to occupancy, or otherwise upon Landlord's request; and, further, such insurance shall provide that not less than thirty (30) days written notice be given to Landlord before any such policies be cancelled or substantially changed to reduce the insurance provided thereby. Tenant may self-insure for fire and personal property.

   Landlord and Tenant hereby mutually waive any and all right of recovery against one another, directly or by way of subrogration or otherwise, due to the negligence of either party, their agents or employees, for real or personal property damage occurring to the Premises, the Property, or any personal property located therein, from perils agreed to be insured against in the aforesaid policies (whether or not such insurance is actually carried). Each party shall have the affirmative duty to inform their respective insurance carriers of this Paragraph and the mutual waiver of subrogation contained herein.

   20. MORTGAGES. This Lease shall be subordinated to any first mortgages, deeds of trust or underlying leases (hereinafter referred to as "Mortgages"), now of record or, at the option of Landlord, hereafter placed of record; however, at Landlord's election, Tenant's interests in this Lease shall be superior to any Mortgage, whether or not this Lease was executed before or after said Mortgage. In the event Landlord exercises its option to further subordinate this Lease, Tenant shall at the option of the holder of said Mortgage attorn to said holder. Any subordination shall be self- executing, but at the written request of Landlord, Tenant shall execute such further assurances as Landlord deems desirable to confirm such subordination. See Riders 3 and 4.

   21. LIENS. Tenant shall not mortgage or otherwise encumber its interests herein. Any consent by Landlord to allow any construction by Tenant within the Premises shall not be construed as a waiver of any prohibition in this Paragraph. Should Tenant cause any mortgage, lien or other encumbrance (hereinafter referred to as "Encumbrance") to be filed, against the Premises or the Property, Tenant shall dismiss, bond against or bond over same within fifteen (15) days after the filing of any such Encumbrance. If Tenant fails to remove said Encumbrance within said fifteen (15) days, Landlord shall have the absolute right to cause same to be cured by whatever measures Landlord shall deem convenient including, without limitation, payment of such Encumbrance; in which event Tenant shall reimburse Landlord for same as Additional Rent; and Landlord shall be afforded all remedies at law or in equity available to either Landlord or Tenant. Landlord shall provide Tenant written notice setting forth the amount due.

   22. GOVERNMENT REGULATIONS. Tenant, at Tenant's sole cost and expense, shall conform with all laws and requirements of any Municipal, State or Federal authorities now in force, or which may hereafter be in force, pertaining to the use of the Premises and excluding the making of structural changes. The judgment of any court, or an admission of Tenant in any action or proceeding at law, whether Landlord be a party thereto or not, shall be conclusive of the fact as between Landlord and Tenant.

   23. NOTICES. All rents which are required to be paid by Tenant shall be delivered by the United States mail, postage prepaid, addressed to Landlord at its address below; and all notices that are required to be given hereunder shall be in writing and delivered by United States registered or certified mail, postage prepaid, addressed to the parties hereto at their respective addresses below:

                  LANDLORD:                                   TENANT:

 Nooney Management Company               Household Finance Corporation
 7701 Forsyth Blvd., Suite 1100          2700 Sanders Road
 Clayton, MO 63105                       Prospect Heights, IL 60070
                                         ATTN:  Property Management Department -
                                                Leasing

Either party may designate a different address by giving notice to the other party of same at the address set forth above. All notices shall be deemed given when actually deposited in a United States general or branch post office addressed as hereinbefore provided.

   24. PARKING. Tenant shall be liable for all vehicles owned, rented or used by Tenant or Tenant's agents and invitees in the operation of Tenant's business. Tenant will not store any equipment or inventory in any trucks, nor shall Tenant store any trucks, on the parking lot of the Property. Tenant shall abide by all parking restrictions now or hereafter placed upon the parking lot; and Tenant shall only park its vehicles in those areas designated for Tenant's use. Tenant shall not park any trucks or other vehicles in any driveways, streets or other areas not specifically designated for parking; and, upon request by Landlord, Tenant shall move its trucks and vehicles if in Landlord's reasonable opinion said vehicles are in violation of any of the above restrictions. Unless otherwise set forth in this Lease, parking shall be provided on an unallocated basis. See Additional Provisions, Paragraph 32. Landlord shall provide Tenant written notice of Landlord's parking restrictions and any subsequent changes thereto.

   25. OWNERSHIP. Notwithstanding anything in this Lease to the contrary, the term "Landlord" as used in this Lease, shall be defined as the current owner(s) of the Property. In the event of any transfer of the Property, the party conveying same shall thereafter be automatically relieved of all personal liability with respect to Landlord's performance of any obligations thereafter occurring or covenants thereafter to be performed, it being intended hereby that all obligations under this Lease shall be binding upon the owner(s) of the Property only during that owner(s)' respective period(s) of ownership of said Property.

   27. ESTOPPEL CERTIFICATES. Tenant agrees upon written request by Landlord, to execute and return to Landlord, within fifteen (15) days, a statement in writing certifying that this Lease is unmodified and in full force and effect, that Tenant has no defenses, offsets or counterclaims against its obligations to pay the rent and to perform its other covenants under this Lease, that there are no uncured Defaults of Landlord or Tenant, and setting forth the dates to which the rent and other charges have been paid, as well as any other information reasonably requested by Landlord. In the event Tenant fails to return such statement within said fifteen (15) days, setting forth the above or, alternatively, setting forth those modifications, defenses and/or uncured Defaults, Landlord may execute such statement as Tenant's attorney-in-fact. Any such statement delivered pursuant to this Paragraph may be relied upon by any prospective purchaser, mortgagee, or assignee of any mortgagee of the Premises. See Riders 3 and 4.

   29. BROKERAGE. The parties warrant that they have dealt with no other broker or person in connection with this transaction other than Corporate Realty Advisors, Inc. and Arthur J. Rogers & Co. This provision shall survive the termination of this Lease.

   30. MISCELLANEOUS.

   (a) All of the covenants of Tenant hereunder shall be deemed and construed to be "conditions" as well as "covenants" as though both words were used in each separate instance.

   (b) Should any provision of this Lease be unenforceable, it shall be severable from this Lease; and this Lease shall remain in full force and effect and be binding upon the parties hereto as though said provision had not been included.

   (c) This Lease shall not be recorded by Tenant without the prior written consent of Landlord.

   (d) In addition to the terms and conditions herein contained, Landlord reserves the right to establish and enforce reasonable rules and regulations for all tenants of the Property. Landlord shall provide Tenant written notice setting forth Landlord's reasonable rules and regulations.

   (e) The paragraph headings appearing in this Lease are inserted only as a matter of convenience, and in no way define or limit the scope of any paragraph.

   (f) This offer to lease shall be valid for ten (10) business days from the date atop page 1, and if not executed and delivered to both parties within said ten business days, this offer to lease shall be null and void.

   (g) This Lease demises real estate located in the State of Illinois, and shall be governed by the laws of such State.

   (h) All of the terms of this Lease shall extend to and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

   IN WITNESS WHEREOF, Landlord and Tenant have respectively signed and sealed this Lease the day and year first above written.

WITNESS/ATTEST:                             LANDLORD:

                                            NOONEY MANAGEMENT COMPANY,
                                            Agent for the Owner

                                            By:      /s/ Patrick A. Byrne
                                                     President

WITNESS/ATTEST:                              TENANT:

                                             HOUSEHOLD FINANCE CORPORATION
                                             III, a Delaware corporation


                                             By:          /s/ K.M. Ebner
                                                          K. M. Ebner
                                             Title:       Vice President

                   ADDITIONAL PROVISIONS TO LEASE OF EVEN DATE
                    HEREWITH BY AND BETWEEN NOONEY MANAGEMENT
                   COMPANY, AS LANDLORD, AND HOUSEHOLD FINANCE
                     CORPORATION III, A DELAWARE CORPORATION


   30. Notwithstanding anything to the contrary in Paragraph 3 of this Lease, Tenant shall have the right and option to take early possession of the Premises. Upon taking occupancy, Tenant shall place all utilities servicing such space in Tenant's name, and Tenant shall be bound by all of the terms and conditions of this Lease, except for the payment of Base Rent; however, nothing herein shall be construed to abate or diminish Tenant's obligation with respect to any Additional Rent payable under this Lease during such period of early occupancy. Any such early occupancy by Tenant shall not affect the stated expiration date of this Lease, nor the periods for any abated Base Rent, set forth in Paragraph 31, below.

   31. Notwithstanding anything to the contrary in Paragraph 4 of this Lease, Landlord agrees to waive the Base Rent that is due and payable for the first six
(6) months of the lease term, that is from July 1, 1989 through and including December 31, 1989; however, nothing herein shall be construed to abate or diminish Tenant's obligation with respect to any Additional Rent payable under this Lease during the period of any abated Base Rent.

   32. Notwithstanding anything to the contrary in Paragraph 24 of this Lease, Tenant acknowledges that Landlord has herebefore leased on an exclusive basis that certain parking area adjacent to the Property, more fully set forth on Exhibit "A". Tenant shall have an easement of access over all portions of the Property cross-hatched on said Exhibit "A".

   Landlord states that the parking lots on the Property are of a quality and construction similar to other parking lots in the general Franklin Park, Illinois area, and that such parking lots are capable of handling normal truck traffic, subject to periodic maintenance repair. The parties hereby acknowledge that Tenant uses in its business a considerable number of tractor trailers trucks, and that said trucks cause undue wear and tear on said parking areas. Notwithstanding anything contained in this Lease to the contrary, Tenant agrees to keep and maintain those parking areas designated for the parking of trucks in good condition and repair; and, upon termination of this Lease, Tenant shall return said parking areas to Landlord in the same condition as that condition which existed at the time of the commencement of this Lease. Periodically throughout the term of this Lease and upon the termination of this Lease, Landlord shall inspect said parking area for needed repairs. During the term of this Lease, Landlord shall have the right to make repairs to said parking areas whenever, in Landlord's opinion, Landlord believes such repairs are warranted. In the event of any such repairs, Tenant shall reimburse Landlord within thirty
(30) after receipt of Landlord's invoice. Failure of Tenant to reimburse Landlord within said thirty (30) days shall constitute a breach of this Lease. Upon the termination of this Lease, Landlord shall inspect said parking areas and, in the event Landlord believes that said parking areas are in need of repair, Landlord shall make such repairs and Tenant shall reimburse Landlord within thirty (30) days after receipt of Landlord's invoice.

   33. Tenant shall have the right and option to extend the term of this Lease for one renewal period of five (5) years, upon the following additional terms and conditions:

   a. Tenant shall not have received a Notice of Default from Landlord which has not yet been cured by Tenant or waived by Landlord at the time Tenant exercises its option or at the time the primary term expires.

   b. Tenant shall give to Landlord written notice exercising Tenant's option to extend the term of this Lease not less than nine (9) months days prior to the expiration of the primary term.

   c. During the first three (3) years of such option period the Base Rent shall be equal to Two Hundred Ninety-eight Thousand, Five Hundred, Twenty-four and 00/100 ($298,524.00) Dollars, per year, payable in equal monthly installments of Twenty-four Thousand, Eight Hundred, Seventy-seven and 00/100 ($24,877.00) Dollars each. During the remaining two (2) years, the Base Rent shall be at the rate prevailing in the neighborhood for comparable space. See Rider 5.

   d. All other terms and conditions of this Lease shall be binding upon Landlord and Tenant and in full force and effect, as if such terms and conditions were again fully recited herein. In the event Tenant does not exercise its option to extend this Lease as herein provided, Landlord shall have the right, during the nine (9) months prior to the end of the primary term, to show the Premises during normal business hours to other prospective tenants.

   IN WITNESS WHEREOF, the parties hereto have executed these Additional Provisions to Lease the day and year first above-written.

                                    LANDLORD:

                                    NOONEY MANAGEMENT COMPANY,
                                    Agent for the Owner


                                    By:      /s/ Patrick A. Byrne
                                             President


                                    TENANT:

                                    HOUSEHOLD FINANCE CORPORATION III,
                                    a Delaware corporation


                                    By:      /s/ K.M. Ebner
                                             K. M. Ebner
                                    Title:   Vice President

                                      RIDER
Lease
Dated      May, 26, 1989

Between The Owner of the lease premises through its Agent, Nooney Management Company

And HOUSEHOLD FINANCE CORPORATION III

1. Landlord and Tenant hereby agree wherever Landlord's consent or approval is required, such consent or approval will not be unreasonably withheld or delayed.

2. Notwithstanding anything to the contrary contained in the Lease, Tenant may sublet all or a portion of the demised premises or assign this lease to Household Finance Corporation, a Delaware corporation, or to any other corporation which is a subsidiary or affiliate of, or more than 51% of whose shares are owned by Household Finance Corporation.

3. Notwithstanding anything to the contrary contained in the Lease, as long as Tenant pays the rent and is not in default of any of the terms, conditions or covenants of the Lease, its possession of the premises shall not be disturbed by Landlord, any Mortgagee or anyone claiming by, through or under Landlord.

4. Notwithstanding anything to the contrary contained in the Lease, Tenant shall execute all subordination instruments, non-disturbance agreements, estoppel certificates or offset statements within 15 days after receipt of Landlord's written request.

     The third and each subsequent such request for Tenant to execute a subordination, nondisturbance or attornment agreement, estoppel certificate or similar document shall be accompanied by a $150 processing fee.

5. Notwithstanding anything to the contrary contained in the Lease, if the parties are unable to agree on the rent for the last two years of the option period on or before the commencement of the fourth year, the issue as to rent (based as aforesaid on the prevailing rate) shall be settled in accordance with the rules of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof. While such arbitration is pending, Tenant shall continue paying rent at the last rental rate payable during the third year of the option period. Once a decision is reached in arbitration, the parties shall execute and deliver to each other an acknowledgment reflecting the new rent and Tenant (Landlord) shall promptly pay to Landlord (Tenant) a sum equal to the increase (decrease) in the monthly rent multiplied by the number of months in the last two years of the option period during which Tenant continued paying rent at the last rental rate payable during the third year of the option period.

Approved:

Landlord:                                     Tenant:

NOONEY MANAGEMENT COMPANY,                    HOUSEHOLD FINANCE
Agent for the Owner                           CORPORATION III


/s/  Patrick A. Byrne                         By  /s/ K. M. Ebner
                                                  K. M. Ebner, Vice President

                                    EXHIBIT A

[MAP OF LEASED PREMISES]

                          EXHIBIT B - LEGAL DESCRIPTION

That part of the South East Quarter of Section 19, Township 40 North, Range 12, East of the Third Principal Meridian, described as follows:

Commencing at a point in the East line of said South East Quarter which is 1849.19 feet North of the South East corner thereof; thence South 89 Degrees 59 Minutes 13 Seconds West, in a line drawn at right angles to said East line, for a distance of 2299.41 feet to a point, said point being the place of beginning of the following described tract of land, to-wit: Thence North 00 Degrees 00 Minutes 47 Seconds West on a line 2299.41 feet West of and parallel with the East line of said South East Quarter for a distance of 137.41 feet to an intersection with the South line of the right-of-way of a tract of the Chicago, Milwaukee, St. Paul and Pacific Railroad; thence South 73 Degrees 56 Minutes 40 Seconds East for a distance of 80.13 feet, to its intersection with a curved line, convex to the North East and having a radius of 394.28 feet; thence Southeasterly along said curved line for a distance of 518.97 feet to a point of tangency; thence South 00 Degrees 00 Minutes 47 Seconds East on a line tangent to the last described curved line and being 1927.41 feet West of and parallel with the East line of said South East Quarter for a distance of 184.99 feet; thence South 9 Degrees 26 Minutes 57 Seconds West 121.66 feet; thence South 00 Degrees 00 Minutes 47 Seconds East 30.0 feet; thence South 89 Degrees 59 Minutes 13 Seconds West 322.0 feet; thence North 00 Degrees 00 Minutes 47 Seconds West
601.26 feet; thence South 89 Degrees 59 Minutes 13 Seconds West 30.0 feet to the point of beginning; in Cook County, Illinois.

                            FIRST AMENDMENT TO LEASE
                            ------------------------

   THIS FIRST AMENDMENT TO LEASE, made and entered into this 6th day of July, 1994, by and between Nooney Krombach Company, Agent for the Owner (hereinafter referred to as "Landlord") and Household Finance Corporation III, a Delaware corporation (hereinafter referred to as "Tenant");

   WITNESSETH:

   WHEREAS, Landlord and Tenant entered into that certain Office/Warehouse Lease Agreement, dated June 2, 1989 (hereinafter referred to as "Lease"), for certain space located at 3465 North Powell Avenue, Franklin Park, Cook County, Illinois, containing approximately 91,855 square feet of space (hereinafter referred to as the "Premises"); and

   WHEREAS, the primary term of said Lease commenced on July 1, 1989 and shall expire on December 31, 1994; and

   WHEREAS,  both  Landlord  and Tenant are  desirous of further  amending  said
Lease;

   NOW THEREFORE, for and in consideration of the foregoing, and the mutual covenants set forth below, it is agreed that said Lease is hereby modified and amended as follows:

   1. The term of said Lease is hereby extended for a period of five (5) years, that is from January 1, 1995 through and including December 31, 1999, upon the same terms and conditions as said Lease, except as set forth below.

   2. Paragraph 4 of said Lease is hereby amended such that, Tenant shall pay to Landlord the following Base Rent, on the first day of each calendar month, in advance, without setoff or deduction, at the office of Landlord:

   a. For the period January 1, 1995 through and including December 31, 1997, Tenant shall pay to Landlord, as Base Rent, an amount equal to Two Hundred Seventy Thousand, Nine Hundred Seventy-two and 00/100 ($270,972.00) Dollars, per year, payable in equal monthly installments of Twenty-two Thousand, Five Hundred Eighty-one and 00/100 ($22,581.00) Dollars each.

   b. For the period January 1, 1998 through and including December 31, 1999, Tenant shall pay to Landlord, as Base Rent, an amount equal to Two Hundred Eighty Thousand, One Hundred Fifty-seven and 76/100 ($280,157.76) Dollars, per year, payable in equal monthly installments of Twenty-three Thousand, Three Hundred Forty-six and 48/100 ($23,346.48) Dollars each.

   3. Tenant shall have the right to perform certain interior finish within the Premises, in accordance, provided all such construction is pursuant to drawings and specifications prepared by Tenant and approved by Landlord prior to the commencement of any such construction. Any plans prepared by Tenant shall incorporate all requirements of the Americans with Disabilities Act of 1990, and Tenant shall be solely responsible for compliance with such Act, notwithstanding Landlord's approval of any said plans or Tenant's construction. Any changes, alterations, or additions made to any approved plans shall be in writing and shall also be approved by Landlord prior to construction. All construction undertaken by Tenant shall be in compliance with state, federal, and local codes, and shall be built in a good and workmanlike manner, and shall be subject to Landlord's inspection from time to time. Tenant shall indemnify and hold Landlord harmless from any and all claims and damages (including reasonable attorneys' fees), to persons or property of Landlord or third persons, caused by Tenant's construction. Tenant shall also indemnify Landlord against any mechanic's liens or other liens arising out of any construction performed by or on behalf of Tenant; and Tenant, shall within thirty (30) days after any construction furnish to Landlord lien waivers for all work performed and materials furnished. Upon the termination of this Lease, all such improvements shall be delivered to Landlord with the Premises.

   4. On January 1, 1995, Landlord shall pay to Tenant an amount equal to Seventy-five Thousand and 00/100 ($75,000.00) Dollars, which Tenant may apply toward the costs of construction of its interior finish.

   5. Tenant shall have the right and option to extend the term of said Lease for one renewal period of five (5) years, upon the following additional terms and conditions:

   a. Tenant shall not have received a notice of Default from Landlord which has not been cured by Tenant or waived by Landlord at the time Tenant exercises its option or at the time the then current term expires.

   b. Tenant shall give to Landlord written notice exercising Tenant's option to extend the term of this Lease not less than nine (9) months prior to the expiration of the then current term.

   c. During such option period the Base Rent shall be at an agreed upon rate or at market rate, determined by Landlord in Landlord's sole judgment, reasonably exercised, based upon the rate for comparable space in the Property as of the commencement date of the intended renewal term.

   d. All other terms and conditions of this Lease shall be binding upon Landlord and Tenant and in full force and effect, as if such terms and conditions were again fully recited herein.

   e. In the event Tenant does not exercise its option to extend said Lease as herein provided, Landlord shall have the right, during the nine (9) months prior to the end of the then current term, to show the Premises during normal business hours to other prospective tenants.

   6. Paragraph 33 of said Lease is hereby deleted in its entirety.

   7. Landlord and Tenant each warrant that they have dealt with no broker or other person claiming a commission for or in connection with this First Amendment to Lease, other than Nooney Krombach Company, Stein & Company Industrial Services, and CB Commercial Real Estate Group, Inc.; and each party shall hold the other party harmless for any breach of such warranty. Landlord shall be liable for any commissions payable to the aforesaid brokers.

   8. Tenant acknowledges that Landlord has to date complied with all alterations, additions, replacements and services under said Lease, and that the Premises are not in need of repair or maintenance; and Tenant hereby ratifies acceptance of the Premises in its present "AS IS" condition.

   Except as hereby amended, all other terms and conditions of said Lease shall remain unchanged, and shall be in full force and effect as if again recited herein.

   WHEREFORE, the parties have executed this First Amendment to Lease the day and year first above written.

LANDLORD:                               TENANT:

NOONEY KROMBACH COMPANY,                HOUSEHOLD FINANCE CORPORATION III,
Agent for the Owner                     a Delaware corporation


By: /s Patricia A. Nooney               By: /s/ K. M. Ebner


Print Name: Patricia A. Nooney          Print Name: K. M. Ebner

Title:      Senior Vice President       Title:      Vice President

                            SECOND AMENDMENT TO LEASE

   THIS SECOND AMENDMENT TO LEASE, made and entered into this 30th day of March, 1999, by and between Nooney, Inc., Agent for the Owner (said Owner being hereinafter referred to as "Landlord") and Household Finance Corporation III, a Delaware corporation (hereinafter referred to as "Tenant");

   WITNESSETH:

   WHEREAS, Landlord and Tenant entered into that certain Office/Warehouse Lease Agreement, dated June 2, 1989 (hereinafter referred to as "Lease"), for certain space known and numbered as 3465 North Powell Avenue, Franklin Park, Cook County, Illinois 60131 containing approximately 91,855 square feet of space (hereinafter referred to as the "Premises"); and

   WHEREAS, the primary term of said Lease commenced on July 1, 1989 and expired on December 31, 1994; and

   WHEREAS, Landlord and Tenant entered into that certain First Amendment to Lease, dated July 6, 1994, wherein the term of said Lease was extended for a period of five (5) years, that is from January 1, 1995 through and including December 31, 1999; and

   WHEREAS,  both  Landlord  and Tenant are  desirous of further  amending  said
Lease;

   NOW THEREFORE, for and in consideration of the foregoing, and the mutual covenants set forth below, it is agreed that said Lease is hereby modified and amended as follows:

   1. Term. The term of said Lease is hereby extended for a period of five (5) years (hereinafter referred to as the "Extended Term"), that is from January 1, 2000 through and including December 31, 2004, upon the same terms and conditions as said Lease, except as set forth below.

   2. Construction. Tenant shall have the right to perform certain interior finish work within the Premises to configure the interior of Tenant's space; however, all such work must be performed in accordance with a work letter to be prepared by Tenant and approved by Landlord prior to the commencement of such work. It is expressly understood that any plans prepared by or on behalf of Tenant shall incorporate all requirements of the Americans with Disabilities Act of 1990, and Tenant shall be solely responsible for compliance with such Act, and hold Landlord harmless therefrom, notwithstanding Landlord's approval of any such plans or any construction. Tenant shall select and contract directly with the general contractor performing such interior finish work; however, such contractor shall be subject to Landlord's prior approval, which approval shall not be unreasonably withheld. Any changes, alterations, or additions made to the original approved work letter shall be in writing and also approved by Landlord prior to construction.

   Landlord shall contribute an allowance toward the actual cost of Tenant's interior finish work in an amount not to exceed Two Hundred Thousand and 00/100 Dollars ($200,000.00), which amount shall be paid to Tenant upon Landlord's approval of said work letter, even if such work letter is delivered to Tenant prior to the commencement of the Extended Term.

   All construction undertaken by Tenant shall be in compliance with state, federal, and local codes, and shall be built in a good and workmanlike manner, and shall be subject to Landlord's inspection from time to time. Tenant shall indemnify and hold Landlord harmless from any and all claims and damages (including reasonable attorneys' fees), to persons or property of Landlord or third persons, caused by Tenant's construction. Tenant shall also indemnify Landlord against any mechanic's liens or other liens arising out of any construction performed by or on behalf of Tenant. In the event a lien is filed against the Property for any reason as a result of any construction performed or alleged to have been performed by or on behalf of Tenant, Tenant shall remove or bond over such lien within thirty (30) days. Should Tenant fail to remove or bond over any such lien within said thirty (30) days, Landlord shall have the absolute right to cause such lien to be removed by whatever measures as Landlord, in Landlord's sole discretion, shall deem convenient or necessary including, without limitation, payment to any contractor, subcontractor, laborer, supplier or materialman (and any relating attorney's fees) to extinguish such lien; and, in such event, Tenant shall pay to Landlord, as Additional Rent, all of Landlord's reasonable costs and expenses including, without limitation, any payment made by Landlord to any contractor, subcontractor, laborer, supplier or materialman, the payment of any attorneys' fees of any lien holder, as well as the payment of Landlord's attorneys' fees to extinguish such lien.

   Upon the termination of this Lease, all improvements made to the Premises by Tenant and which are pre-approved in writing by Landlord shall be delivered to Landlord with the Premises. All improvements made to the Premises by Tenant which are not pre-approved in writing by Landlord shall, at the option of Landlord, be either delivered to Landlord with the Premises or removed from the Premises prior to the lease termination date. In the event Landlord elects for Tenant to remove any such improvements, Tenant shall repair and restore the Premises to a condition substantially similar to the condition of the Premises immediately prior to the installation of such improvements; and, in the event Tenant fails to so repair and restore the Premises, Tenant shall be liable for the reasonable costs thereof, which liability shall survive the termination of this Lease.

   3. Option to Terminate. Notwithstanding anything to the contrary in Section 1 of this Amendment, provided said Lease is in full force and effect and Tenant is not in Default thereunder, Tenant shall have the right and option to terminate said Lease at any time during the Extended Term, upon the following terms and conditions. In order to exercise such option, Tenant must give Landlord written notice at least three (3) months prior to the effective date of termination (which date of termination is hereinafter referred to as the "Termination Date"). In the event Tenant elects to terminate said Lease as aforesaid, Tenant shall pay to Landlord the following amounts on or before said Termination Date.

   a. If the Termination Date is within the first twenty-four (24) months of the Extended Term (on or before December 31, 2001), Tenant shall pay to Landlord a termination fee equal to the sum of (a) the Base Rent which, but for the Lease termination, would have been payable to Tenant for the twenty-four (24) months next following the Termination Date, plus (b) the product of (i) Tenant's pro rata share of those charges of the Property for real estate taxes, insurance, and fire and crime prevention, which are payable by Landlord for the full calendar year in which Tenant exercises its termination option (and in the event such amounts are not known at that time, an amount reasonably estimated by Landlord to reflect Tenant's obligation for such amounts under said Lease for that same full calendar year); times (ii) two (2); plus (c) an amount equal to the unamortized portion of Landlord's construction allowance payable to Tenant pursuant to Section 2 above, it being understood and agreed that the amortization period for such construction allowance shall be the five (5) year period constituting the Extended Term, and interest shall be calculated on the unamortized portion at a rate per annum equal to two percent (2%) over and above the interest rate announced by CitiBank as its "prime rate" on commercial loans, as of the date of Landlord's receipt of Tenant's notice of termination.

   b. If the Termination Date is after the first twenty-four (24) months of the Extended Term, Tenant shall pay to Landlord a termination fee equal to the sum of (a) the Base Rent which, but for the Lease termination, would have been payable to Tenant for the twelve (12) months next following the Termination Date, plus (b) Tenant's pro rata share of those charges of the Property for real estate taxes, insurance, and fire and crime prevention, which are payable by Landlord for the full calendar year in which Tenant exercises its termination option (and in the event such amounts are not known at that time, an amount reasonably estimated by Landlord to reflect Tenant's obligation for such amounts under said Lease for that same full calendar year); plus (c) an amount equal to the unamortized portion of Landlord's construction allowance payable to Tenant pursuant to Section 2 above, it being understood and agreed that the amortization period for such construction allowance shall be the five (5) year period constituting the Extended Term, and interest shall be calculated on the unamortized portion at a rate per annum equal to two percent (2%) over and above the interest rate announced by CitiBank as its "prime rate" on commercial loans, as of the date of Landlord's receipt of Tenant's notice of termination.

   4. Option to Renew. Except as specifically set forth below, all prior options of Tenant to renew the term of said Lease have been or are now hereby made null and void and of no force and effect. Tenant shall have the right and option to further extend the term of said Lease for one (l) renewal period of five (5) years, upon the following additional terms and conditions:

   a. Tenant shall not have received a notice of Default from Landlord which has not been cured by Tenant or waived by Landlord at the time Tenant exercises its option or at the time the Extended Term expires.

   b. Tenant shall give to Landlord written notice exercising Tenant's option to further extend the term of said Lease, not less than twelve (12) months prior to the expiration of the Extended Term.

   c. During the renewal term the Base Rent shall be at market rate, as determined by Landlord in Landlord's reasonable judgment, based upon the market rate for comparable space in the market as of the commencement date of such renewal term. Within fifteen (15) days after receipt of Tenant's notice, Landlord shall notify Tenant in writing of Landlord's determination of Base Rent. In the event Tenant disagrees with Landlord's determination, Tenant shall notify Landlord in writing within five (5) days after receipt of Landlord's notice, setting forth Tenant's written proposal of Base Rent. If the parties cannot agree upon the Base Rent for the renewal term, within five (5) days after Landlord's receipt of Tenant's notice, Tenant's right to extend the term of this Lease shall be null and void, unless Tenant elects in writing, within fifteen
(15) days after Tenant's receipt of Landlord's original determination of market rate, to have the Base Rent determined by the arbitration procedure set forth in Subsection (d), below.

   d. In the event Tenant elects to have Base Rent determined by arbitration, such election shall also constitute Tenant's non-rescindable election to exercise its option to extend the lease term. Therefore, after such election, both parties shall be bound by Tenant's election even though the Base Rent will thereafter be determined. Within ten (10) days after the date of Tenant's notice to arbitrate, the parties shall agree upon a single commercial real estate broker, who has been practicing his or her profession in Franklin Park, Illinois and the surrounding municipalities for at least ten (10) years immediately preceding Tenant's notice of election, and who has substantial experience with the leasing of office/warehouse buildings in Franklin Park, Illinois and the surrounding municipalities. If the parties agree upon such arbitrator within said ten (10) days, said arbitrator shall determine the Base Rent for the renewal term based upon comparable space in the market as of the commencement date of such renewal term.

   In the event Landlord and Tenant cannot agree upon such an arbitrator within said ten (10) day period, Landlord and Tenant shall each appoint a separate arbitrator within five (5) days thereafter, said arbitrators both to have the aforesaid qualifications. Each arbitrator shall then independently determine the Base Rent within ten (10) days thereafter. In the event the Base Rent as determined by Landlord's arbitrator is within five percent (5%) of the Base Rent as determined by Tenant's arbitrator, the two (2) Base Rents shall be combined and blended for a single composite Rent. However, in the event the Base Rents as determined by the parties' respective arbitrators are in excess of five percent (5%) of one another, the two arbitrators shall appoint a third arbitrator within five (5) days after both arbitrators receive notice of each other's respective determination. Said third arbitrator shall have similar qualifications as the other arbitrators, and he/she, alone, shall then determine the Base Rent by selecting either the Base Rent determined by Landlord's arbitrator or the Base Rent determined by Tenant's arbitrator.

   Each party shall pay the fees and expenses of its arbitrator and one-half (1/2) of the fees and, not needed expenses of a single or third arbitrator. However, in the event the arbitrator('s) determination of Base Rent is within five percent (5%) of that Base Rent originally determined by Landlord, Tenant shall pay all costs of arbitration. Notwithstanding anything to the contrary in this Section, in no event shall the monthly Base Rent payable by Tenant for such renewal term be less than the monthly Base Rent payable by Tenant during the last year of the Extended Term.

   e. All other terms and conditions of said Lease shall be binding upon Landlord and Tenant and in full force and effect, as if such terms and conditions were again fully recited herein.

   f. In the event Tenant does not exercise its option to extend said Lease as herein provided, Landlord shall have the right, during the twelve (12) months prior to the end of the Extended Term, to show the Premises during normal business hours to other prospective tenants.

   5. Rent. Tenant shall pay to Landlord the following Base Rent, during the Extended Term, on the first day of each calendar month, prior to demand, in advance, without setoff or deduction, at the office of Landlord, pursuant to the terms and conditions of said Lease:

                                                         MONTHLY                   ANNUAL
             PERIOD                                     BASE RENT                 BASE RENT
--------------------------------------------------------------------------------------------
January 1, 2000 - December 31, 2000                    $23,346.48                $280,157.76
January 1, 2001 - December 31, 2001                    $24,035.39                $288,424.68
January 1, 2002 - December 31, 2002                    $24,724.30                $296,691.60
January 1, 2003 - December 31, 2003                    $25,489.76                $305,877.12
January 1, 2004 - December 31, 2004                    $26,255.22                $315,062.64


   6. Insurance. The second and third paragraphs of Section 19 of said Lease (INSURANCE) are hereby deleted in their entirety and replaced with the following:

         "Tenant shall maintain in full force and effect throughout the term of this Lease the following insurance policies: (a) occurrence commercial liability insurance in amounts of not less than a per occurrence limit of $1,000,000, with not less than a $2,000,000 general aggregate applying to the Property, or such other amounts as Landlord may from time to time reasonably require (but in no event more than a $3,000,000 per occurrence and general aggregate limit), insuring Tenant, and as additional insureds, Landlord, Landlord's managing agent, and their respective affiliates, against all liability or injury to or death of persons, or damage to property, arising from the use and/or occupancy of the Premises by Tenant or any of Tenant's agents, employees, contractors or invitees; (b) contractual liability insurance coverage sufficient to cover Tenant's indemnity obligations hereunder; and (d) all-risk property insurance covering the full value of all property within the Premises including, without limitation, Tenant's equipment, inventory, trade fixtures and supplies, all interior finish constructed by either Landlord or Tenant within the Premises, and all property of any third persons placed or otherwise located within the Premises, subject to Tenant's right of self-insurance below. All insurance deductibles under Tenant's insurance coverages shall be the sole responsibility of Tenant without right of reimbursement from Landlord for any reason. Tenant's insurance shall be primary and non-contributing with or in excess of any insurance coverage carried by Landlord. Tenant acknowledges that Landlord makes no representations that the aforesaid required insurance coverages and limits will necessarily be adequate to protect Tenant and, except as otherwise specifically set forth in this Lease, such coverage and limits shall not be deemed as a limitation on Tenant's liability under the indemnities granted to Landlord under this Lease. Prior to taking occupancy and thirty (30) days prior to the expiration of any insurance policy, Tenant shall furnish certificates of all insurance required hereunder to be carried by Tenant, executed by a duly authorized representative of each insurer, or such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation or a material change of any such insurance. All such insurance policies shall be in a form, and issued by companies reasonably satisfactory to Landlord, and with a Best's rating of B+VIII. Failure of Landlord to demand any insurance certificate or other evidence with these insurance requirements, or failure of Landlord to identify a deficiency from evidence that is provided by Tenant to Landlord, shall not be construed as a waiver of Tenant's obligation to maintain such coverage. For purposes of this Section, the term, "affiliate", shall mean any person or entity which directly or indirectly, controls, is controlled by, or is under common control with the party in question. Tenant shall not do any act which may make void or voidable any insurance on the Premises or Property. In the event Tenant's use of the Premises shall result in an increase in Landlord's insurance premiums, Landlord shall notify Tenant in writing; and in the event Tenant fails to correct or take such measures as Landlord reasonably determines to be necessary with respect to Tenant's use of the Premises to reduce such premiums, Tenant shall pay to Landlord upon demand, as Additional Rent, an amount equal to such increase in insurance.

         Tenant may elect to insure its personal property, equipment, inventory, trade fixtures, supplies and any property of any third persons at less than one hundred (100%) percent of such property's replacement cost, or elect to entirely self-insure such property. However, in the event Tenant's property is damaged for any reason, including the negligence of Landlord or Landlord's agents or employees, it shall be deemed that such property is insured to the extent of one hundred (100%) percent of its replacement cost. Therefore, as Tenant would otherwise waive all claims against Landlord for any damage insured by a third party insurer, Tenant hereby agrees to similarly waive all claims against Landlord for any damage which is not insured to one hundred (100%) percent of its replacement cost or which is self-insured by Tenant.

         Notwithstanding anything to the contrary in this Lease, it is agreed that, except for Landlord's right to recover against any liability policies herein required to be carried by Tenant, Landlord and Tenant hereby mutually waive any and all right of recovery against one another, directly, by way of subrogation or otherwise, due to the negligence of either party, their agents or employees, for real or personal property damage occurring to the Premises, the Property, or any personal property located therein, or from loss of income (whether or not such insurance is actually carried). Each party shall have the affirmative duty to inform their respective insurance carriers of this Section and the mutual waiver of subrogation contained herein."

   7. Notices. Section 23 of said Lease is hereby deleted in its entirety and is replaced with the following:

         "All Rents which are required to be paid by Tenant shall be delivered to Landlord by United States mail, postage prepaid, at Landlord's address below. All notices that are required to be given under said Lease shall be in writing, and delivered by either (a) United States registered or certified mail, return receipt requested or (b) an overnight commercial package courier/delivery service. All notices shall be sent postage prepaid, addressed to the parties hereto at their respective addresses below:

       LANDLORD:                            TENANT:
       Nooney, Inc.                         Household Finance Corporation
       500 North Broadway, Suite 1200       2700 Sanders Road
       St. Louis, Missouri 63102            Prospect Heights, Illinois 60070
                                            Attention: Property Management
                                                       Department - Leasing

         Either party may designate a different address by giving notice to the other party at the address set forth above, or at any other address as the parties may subsequently designate. Notices shall be deemed received on the date of the return receipt. If any such notices are refused, or if the party to whom any such notice is sent has relocated without leaving a forwarding address, then the notice shall be deemed received on the date the notice-receipt is returned stating that the same was refused or is undeliverable at such address."

   8. Brokerage. The parties warrant that they have dealt with no broker or other person claiming a commission in connection with this transaction other than Nooney, Inc. (representing the Landlord), Tenant is not represented by a broker in this transaction. Each party shall hold the other party harmless for any breach of such warranty. Landlord shall be liable for any commissions payable to the aforesaid broker.

   9. Acknowledgment. Tenant acknowledges that, as of the date of this Amendment, Landlord is not in default of any term or condition of said Lease and that the Premises are not in need of repair or maintenance; and Tenant hereby ratifies acceptance of the Premises in its present "AS IS" condition.

   Except as hereby amended, all other terms and conditions of said Lease shall remain unchanged, and shall be in full force and effect as if again recited herein.

   WHEREFORE, the parties have executed this Second Amendment to Lease the day and year first above written.

TENANT:                                      LANDLORD:

HOUSEHOLD FINANCE CORPORATION III,           NOONEY, INC.,
a Delaware corporation                       Agent for the Owner

By:  /s/ R. K. Patenaude                     By:    /s/ Patricia A. Nooney

Print Name: R. K. Patenaude                  Print Name: Patricia A. Nooney
            Vice President - Leasing
Title:      and Licensing Division           Title:      President